Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Reports Third Quarter 2008 Earnings
Sales Expand 8% in 3rd Quarter FY 2008
CENTENNIAL, Co., July 10, 2008 – Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for food and industrial applications, today reported that consolidated sales rose 7.7% to a record $102.8 million for its third quarter of fiscal year 2008, up from $95.4 million a year ago. Higher unit pricing worldwide, product mix improvements and stronger Australian Dollar exchange rates contributed to the sales gain. Revenue improvement offset higher grain and chemical costs. Gross margin as a percent of sales declined to 15.1% from 19.5% last year. The margin reduction reflects manufacturing variances arising from processing imported raw material in Australia at the beginning of the quarter, increased energy consumption and maintenance costs related to unusually severe weather conditions in the Midwest, as well as start-up expenses to commence ethanol production. Operating expenses as a percent of sales fell to 7.1% from 8.8% last year. Income from operations was $4.8 million compared with $8.5 million last year. Net income was $2.7 million, or $0.24 per diluted share versus $5.0 million, or $0.54 per share a year ago.
In the second quarter of fiscal 2008, the Company issued 2.0 million shares of common stock in a public offering. This transaction increased weighted average shares by 2.0 million and 1.2 million for the three- and nine-month periods ended May 31, 2008, respectively.
The Company also recorded a $1.4 million pretax charge as a separate line caption labeled “litigation expense” in the quarter ended on May 31, 2008 related to the final resolution of a previously disclosed lawsuit by Graphic Packaging, Inc.
Interest expense decreased $0.7 million in the third quarter of fiscal 2008 to $0.8 million from $1.4 million in the same period last year on lower debt balances and a decline in U.S. interest rates. Interest expense of $0.3 million and $0.1 million associated with the Company’s ethanol construction project was capitalized in the quarters ended May 31, 2008 and 2007, respectively. Approximately $43.2 million of the Company’s $76.0 million debt outstanding at May 31, 2008 is attributable to the Cedar Rapids ethanol project. Effective with the commencement of commercial ethanol production in May 2008, the Company ceased capitalizing interest expense. The Company expects that expensing debt interest costs related to this investment will increase interest expense by about $0.5 million per quarter. Incremental depreciation charges on this project will approximate $1.0 million each full quarter.
Consolidated sales for the nine months ended May 31, 2008 grew 7.3% to $285.5 million from $266.1 million last year. Reported net income was $8.2 million, or $0.76 per diluted share, compared to net income of $9.2 million, or $1.01 per diluted share, a year ago. Included in operating income for the nine months of fiscal 2008 was the $1.4 million pretax charge related to litigation and $1.4 million of severance costs related to the Australian reconfiguration.
Third Quarter Fiscal 2008 Segment Results
Industrial Ingredients – North America
Segment sales rose 14.9% to $60.9 million in the third quarter. Higher unit prices for industrial starch products and the commencement of ethanol sales contributed to the gain. The Company experienced a smooth start-up for the new ethanol facility and sold 1.9 million gallons of ethanol during the month of May. The production scale-up confirmed expected operating metrics for ethanol production. Gross margin as a percent of sales decreased to 15.4% from 20.4% a year ago. Increased energy usage, expensing $1.0 million of start-up production costs related to ethanol and recovery from severe weather conditions reduced the gross margin. The charge of $1.4 million related to the settlement of litigation was applied within this division during the quarter. Operating income for the three months ended May 31, 2008 was $5.1 million versus $7.1 million last year.
Food Ingredients – North America
Third quarter revenue of $17.1 million was equivalent to last year’s level. Higher average selling prices and improved production efficiencies partly offset increased input costs and slower shipments of potato coating products. Sales of non-coating applications rose 4%. Growth in the bakery and dairy categories was particularly strong. Operating income for the third quarter was comparable to last year at $2.8 million.

Australia/New Zealand Operations
Quarterly revenue was $25.1 million compared with $25.7 million a year ago. The business reported an operating loss of $0.9 million for the third quarter of fiscal 2008. Volumes declined from last year’s level reflecting a planned shift to applications with better long-term return opportunity, as well as the slow ramp-up of new product introductions. Increased grain and chemical costs were offset by higher selling prices. Manufacturing costs in Australia rose due to procurement and processing charges on imported raw materials early in the quarter. The Company has now returned to sourcing from local suppliers.
Cedar Rapids Flood
On June 12, 2008, record flooding of the Cedar River forced the temporary closure of the Company’s Cedar Rapids manufacturing facility. The previous record flood level in Cedar Rapids was 20 feet, set in 1851 and equaled in 1929. The Cedar River crested on June 13, 2008 above 31 feet, 55% above the previous record.
The Company immediately engaged outside resources to assist its own personnel with the response effort and the assessment of damages. Clean up and sanitization of the facility is currently more than 80% complete. Recovery efforts are now concentrated on restoration of equipment and process control systems.
The Company expects that production start-up in Cedar Rapids will occur in stages as processes and sections within the plant become operational. The Company expects to resume production of certain Liquid Natural Additive products in mid-July using its pilot plant facility, which was not heavily damaged by the flood. However, the Company continues to project that its main production facility will not manufacture significant industrial starch or ethanol volumes before the end of August. As a result, the Industrial Ingredients segment is not expected to contribute significantly to earnings during this period.

Potato starch operations were not affected by the flood in Cedar Rapids. Food corn starches will be supplied from other Company locations. Dextrose manufacturing, which occurred in Cedar Rapids, has been suspended. Rice and tapioca starch ingredients were not impacted.
The Company continues to assess damages caused by the flood and evaluate potential insurance recoveries. Preliminary estimates are subject to numerous assumptions regarding the cost and timing to repair and refurbish or replace numerous items of equipment and processes. Achieving estimated outcomes is dependent on the availability of materials and resources which are outside of Penford’s control. While any estimate of the cost to return the facility to optimal operating conditions is subject to factors outside Penford’s control as well as other significant uncertainties, the Company currently estimates this cost to be in the range of $45 million.
The effect of the flood on the financial results of the Company on a quarter-to-quarter or year-to-year basis will depend on the timing and amount of the expenditures and insurance recoveries. The Company currently plans to expense most of the costs related to recovery as they are determined, primarily during the fourth quarter of fiscal 2008.
Representatives from the insurance carriers are working with the Company to expedite the adjustment of the Company’s property loss and business interruption claim. Subject to the terms of the Company’s policies and the applicable deductibles, the Company has initially estimated that it should be able to recover at least $30 to $35 million under its insurance policies. The actual amount ultimately recovered may vary from this estimate, and, as a result, the Company is unable to provide assurance as to the amount or timing of the ultimate recoveries under its policies.
Effective July 9, 2008, the Company’s Credit Agreement dated October 5, 2006 with several leading commercial banks was amended to temporarily adjust the calculation of selected covenant formulas for the effect of the damage costs and insurance payments related to the flood. The Company expects that this amendment will provide sufficient funding capacity and flexibility under its Credit Agreement to accomplish the restoration of the facility and resumption of normal operations. BMO Capital Markets and Harris N.A. act in their respective capacities as Sole Lead Arranger and Administrative Agent under the Credit Agreement, and the following institutions are members of the bank syndicate:

Australia and New Zealand Banking Group, Bank of America/LaSalle Bank, Rabobank Nederland, and U.S. Bank.
“Penford employees and contractors have responded to this unprecedented disaster with urgency and enthusiastic dedication to returning our facility to optimal operating performance. Our customers, suppliers, lenders and peer companies have been very supportive,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “We are completely committed to resupplying our customers as soon as possible, and to a full recovery of our business.”
Conference Call
Penford will host a conference call to discuss third quarter financial and operational results today, July 10, 2008 at 9:00 a.m. Mountain time (11:00 a.m. Eastern Standard time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on July 10, 2008, please phone 1-877-407-9205 at 8:50 a.m. Mountain time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “anticipates,” “believes,” “may,” “will,” “plans,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings made by the Company with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the ethanol facility; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission.

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     CHARTS TO FOLLOW

Penford Corporation
Financial Highlights

	Three months ended		Nine months ended
	May 31		May 31
(In thousands except per share data)	2008	2007	2008	2007
	(unaudited)
Consolidated Results

Sales	$102,799	$95,406	$285,549	$266,147

Net income	$2,705	$4,955	$8,182	$9,234

Earnings per share, diluted	$0.24	$0.54	$0.76	$1.01

Results by Segment

Industrial Ingredients:

Sales	$60,861	$52,965	$159,147	$143,650
Gross margin	15.4%	20.4%	15.9%	16.4%
Operating income	5,094	7,066	15,358	13,896

Food Ingredients – North America:

Sales	$17,139	$17,091	$48,857	$46,892
Gross margin	28.6%	29.6%	27.9%	29.6%
Operating income	2,830	2,918	7,689	7,931

Australia/New Zealand:

Sales	$25,096	$25,668	$78,498	$76,296
Gross margin	5.0%	10.4%	5.5%	8.7%
Operating income (loss)	(874)	856	(2,994)	1,607

	May 31,	August 31,
	2008	2007
	(unaudited)
Current assets	$128,214	$105,279
Property, plant and equipment, net	178,932	146,663
Other assets	41,343	36,446

Total assets	348,489	288,388

Current liabilities	54,242	66,246
Long-term debt	68,022	63,403
Other liabilities	33,058	33,063
Shareholders’ equity	193,167	125,676

Total liabilities and equity	$348,489	$288,388

Penford Corporation
Consolidated Statements of Income (unaudited)

	Three months ended		Nine months ended
	May 31		May 31
(In thousands except per share data)	2008	2007	2008	2007
	(unaudited)
Sales	$102,799	$95,406	$285,549	$266,147

Cost of sales	87,260	76,838	242,252	221,983

Gross margin	15,539	18,568	43,297	44,164

Operating expenses	7,267	8,375	21,173	22,808
Research and development expenses	2,004	1,737	6,099	4,886
Restructure costs	27	—	1,356	—
Litigation expense	1,411	—	1,411	—

Income from operations	4,830	8,456	13,258	16,470

Non-operating income, net	336	344	1,590	1,095
Interest expense	782	1,443	2,649	4,437

Income before income taxes	4,384	7,357	12,199	13,128

Income tax expense	1,679	2,402	4,017	3,894

Net income	$2,705	$4,955	$8,182	$9,234

Weighted average common shares and equivalents outstanding, diluted	11,446	9,258	10,743	9,159

Earnings per share, diluted	$0.24	$0.54	$0.76	$1.01

Dividends declared per common share	$0.06	$0.06	$0.18	$0.18
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